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CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated January 20, 1999 relating to the financial statements which appear in the 1998 Annual Report of Tractor Supply Company, which is incorporated by reference in Tractor Supply Company's Annual Report on Form 10-K for the year ended December 26, 1998.



/s/ PricewaterhouseCoopers LLP

Nashville, Tennessee
June 11, 1999